EXHIBIT 99

   For Immediate Release-1/16/04
   Contact: Shannan B. Guthrie, Public Relations Manager
   PennRock Financial Services Corp.
   717/ 354-3612
   sbguthrie@bbnb.com

           PENNROCK PUBLISHES 2003 YEAR END EARNINGS


   Blue Ball, PA: PennRock Financial Services Corp.
   (Nasdaq:PRFS), parent company of Blue Ball National Bank,
   The National Advisory Group, Inc. and Pension Consulting
   Services, Inc. reports ending 2003 with a 6% increase in earnings compared to 2002.

   As of December 31, 2003, income increased 6% to $14 million from $13.2 million earned in 2002. Basic earnings per share increased to $1.84 in 2003 up from $1.73 last year, while diluted earnings per share increased to $1.80 up from $1.71.

   Assets totaled $1.1 billion as of December 31, 2003, which was a $100 million or 10% increase from the end of 2002.
   Loans grew $109 million or 18% in 2003, deposits increased
   $41 million or 5%, and the market value per share increased
   23% to $31.08 in 2003, up from $25.23 in 2002. Stockholders'
   equity increased 13% or $11 million.

   The Board of Directors declared a cash dividend on December 9, 2003 of $ .20 per share. The dividend applies to all shareholders of record as of December 23, 2003 and was paid on January 6, 2004.
   Total dividends paid in 2003 were $5.7 million or $.75 per share, while total dividends paid in 2002 were $5.4 million or $.70 per share.

   PennRock Financial Services Corp., headquartered in Blue
   Ball, PA is a bank holding company with
   over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, The National
   Advisory Group, Inc., and Pension Consulting Services, Inc.
   Blue Ball National Bank provides a broad range of banking, trust and other financial services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. The National
   Advisory Group, Inc. offers asset management and corporate retirement plan administration services to clients in southeastern Pennsylvania, New Jersey and Delaware, and serves as an investment advisor for a family of mutual funds. Pension Consulting Services, Inc. is a third party administrator of retirement plans for small to medium sized businesses and professional corporations. For more information about PennRock and its subsidiaries, visit www.pennrock.com.


                      FINANCIAL HIGHLIGHTS
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

In thousands; except per share data


                               For the Three Months           For the Twelve Months
                                Ended December 31,           Ended December 30,
                         ------------------------------   ------------------------------
                            2003       2002     Change       2003      2002     Change
                         ---------  ---------  --------   ---------  ---------  --------
EARNINGS AND DIVIDENDS:
Interest income            $13,422    $14,480     (7%)      $53,395    $57,142      (7%)
Interest expense             4,306      5,360    (20%)       17,825     23,283     (23%)
Net interest income          9,116      9,120      0%        35,570     33,859       5%
Provision for loan losses      552        705     41%         1,917      1,750      10%
Non-interest income          3,710      3,067    (26%)       13,749     11,144      23%
Non-interest expense         7,539      7,238      4%        29,678     27,447       8%
Net income                   3,455      3,693     (6%)       14,000     13,226       6%
Dividends paid               1,523      1,385     10%         5,737      5,355       7%

Per share:
  Net income - Basic         $0.45      $0.48     (6%)        $1.84      $1.73       6%
  Net income - Diluted        0.45       0.48     (6%)         1.80       1.71       5%
  Cash dividend               0.20       0.18     11%          0.75       0.70       7%

AT THE END OF THE PERIOD:
Securities                                                $ 309,189  $ 304,814       1%
Loans                                                       711,901    602,840      18%
Earning assets                                            1,020,734    915,749      11%
Total assets                                              1,108,740  1,008,589      10%
Deposits                                                    784,042    743,262       5%
Short-term borrowings                                       112,962     40,363     180%
Long-term debt                                              102,000    127,000     (20%)
Stockholders' equity                                         98,007     86,978      13%

Per share:
  Book value                                                 $12.85     $11.45      12%
  Market value                                                31.08      25.23      23%

SELECTED RATIOS:
Return on average equity    14.47%     16.73%    (14%)       15.24%     15.86%      (4%)
Return on average assets     1.26%      1.43%    (12%)        1.34%      1.34%       0%
Net interest margin
  (taxable equivalent)       3.80%      4.07%     (7%)        3.91%      4.01%      (2%)
Total capital to average
  assets                                                      9.51%      8.80%       8%
Price-to-earnings (x)                                        16.93      14.58       16%
Market-to-book value (x)                                      2.42       2.20       10%
Allowance for loan losses
  to loans                                                    1.21%      1.18%       3%
Non-performing loans to loans                                 0.22%      0.41%     (46%)
Net charge-offs to loans                                      0.05%      0.26%     (81%)
Dividend payout                                              40.98%     40.49%       1%

All per share data have been restated for a 10% stock dividend declared on July 8, 2003 and paid on August 12, 2003 and a 10% stock dividend declared on July 9, 2002 and paid on August 13, 2002.


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